Exhibit 12

Computation of Ratios

Basic Earnings Per Share	=	Net Income/Average Common Shares Outstanding
Diluted Earnings Per Share	=	Net Income/Average Diluted Shares Outstanding
Cash Dividends Per Share	=	Dividends Paid/Average Common Shares Outstanding
Book Value Per Share	=	Total Shareholders’ Equity/Average Common Shares Outstanding
Return on Average Assets	=	Net Income/Average Assets
Return on Average Assets-Continuing	=	Net Income from Continuing Operations/Average Assets
Return on Average Shareholders’ Equity	=	Net Income/Average Shareholders’ Equity
Return on Average Shareholders’ Equity-Continuing	=	Income from Continuing Operations/Average Shareholders’ Equity
Efficiency Ratio	=	Noninterest Expense/(Net Interest Income Plus Noninterest Income)
Loans to Deposits	=	Net Loans/ Deposits Outstanding
Dividend Payout	=	Dividends Declared/Net Income
Average Shareholders’ Equity to Average Assets	=	Average Shareholders’ Equity/Average Assets
Tier I Capital Ratio	=	Shareholders’ Equity — Intangible Assets — Securities Mark-to-market Capital Reserve (Tier I Capital)/ Risk Adjusted Assets
Total Capital Ratio	=	Tier I Capital Plus Allowance for Loan Losses/Risk Adjusted Assets
Tier I Leverage Ratio	=	Tier I Capital/Average Assets
Net Charge-offs to Average Loans	=	(Gross Charge-offs Less Recoveries)/ Average Net Loans
Non-performing Loans to Total Loans	=	(Nonaccrual Loans Plus Loans Past Due 90 Days or Greater)/Gross Loans Net of Unearned Interest)
Non-performing Assets to Total Loans Plus OREO	=	(Nonaccrual Loans Plus Loans Past Due 90 Days or Greater Plus OREO)/Total Loans +OREO
Allowance for Loan Losses to Total Loans	=	Allowance for Loan Losses/(Gross Loans Net of Unearned Interest)
Allowance for Loan Losses to Non-performaing Assets	=	Allowance for Loan Losses/(Nonaccrual Loans Plus Loans Past Due 90 days or Greater Plus OREO)
Allowance for Loan Losses to Non-performing	=	Allowance for Loan Losses/(Nonaccrual Loans Performing)
Net Interest Margin	=	Tax Equivalent Net Interest Income/Average Earning Assets
Basic Earnings Per Share-Continuing	=	Income from Continuing Operations/Average Common Shares
Diluted Earnings Per Share-Continuing	=	Income from Continuing Operations/Average Diluted Shares

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